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                                                     Draft - 2/6/96







                      ALPS Mutual Funds Services, Inc.
                        370 17th Street, Suite 2700
                           Denver, Colorado 80202

                 SPECIALIST INSTITUTIONS SERVICES AGREEMENT



____________________
____________________
____________________

Ladies and Gentlemen:

            As distributor and principal underwriter of The CountryBaskets(SM) Index Fund, Inc. (the "Fund"), we wish to enter into this Specialist Institutions Services Agreement (this "Agreement") with you, acting as a "Specialist Institution" hereunder, concerning your Creation Unit purchases supporting the commencement of, and continued liquidity in, the secondary market for, issued and outstanding shares of common stock (the "CB Shares(SM)" or "CountryBaskets(SM)") of the series (each a "Series") of the Fund in which you are registered as the NYSE specialist, as indicated on Annex A hereto. Pursuant to a Marketing Agreement between us and the Fund (the "Marketing Agreement"), we will provide various marketing and other services with respect to the CB Shares(SM) that will support and complement your secondary market trading activities, as described herein. Capitalized terms, unless otherwise defined herein, shall have the meanings attributed to them in the Fund's current prospectus and statement of additional information.

            In consideration of your covenants and agreements contained in
Section 1 and our covenants and agreements contained in Section 2, the parties hereto agree as follows:

            Section 1. Obligations of a Specialist Institution. In connection with the offering by the Fund of CB Shares(SM) in Creation Unit aggregations, you agree that you will enter into a purchase agreement with the Fund, substantially in the form attached hereto as Annex B (a "Purchase Agreement"), pursuant to which you agree to purchase (acting through an Authorized Participant, if required to comply with procedures established by the Fund) prior to the commencement of trading of CB Shares(SM) on the NYSE the lesser of (i) three Creation Unit aggregations of CB Shares(SM) of each Series and (ii) the maximum number of such Creation Units that the rules of the NYSE would then permit you (taking into account any exemptions then available to you), as appropriate to facilitate the maintenance of a fair and orderly market, to purchase based on the aggregate number of CB Shares(SM)


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outstanding after giving effect to all purchases of Creation Units to be sold by the Fund pursuant to Purchase Agreements on the same date.

            Section 2.  Support for your Activities.

            (a) Promotion and Advertising. The marketing and promotional activities undertaken by us, and the sales, advertising or marketing material relating to CB Shares(SM) developed by or made available to us, pursuant to the Marketing Agreement for distribution to potential investors and participants in the CountryBaskets(SM) secondary markets will be designed or developed with a view to increasing the demand for CB
Shares(SM) on the secondary market.

            (b) PFIs. We have entered into investor services agreements with certain participating financial institutions (the "PFIs") to provide certain services that will support your activities under Section 1(b), including making markets in CB Shares(SM) or Fund Basket securities. The availability of these services is a supplement to your usual and customary mechanisms for satisfying market demand for CB Shares(SM). We agree, upon inquiry, to facilitate communications between you and PFIs that may offer special services to you, including access to foreign equity markets, foreign listed derivatives markets, foreign exchange and over-the-counter derivatives and clearance and settlement facilities for foreign securities.

            (c) CB Shares(SM) Conference. A representative of your organization designated by you will be invited to, and will participate in, an annual two-day conference to be organized pursuant to the marketing plan to be developed in accordance with the Marketing Agreement and in conjunction with the Adviser at which CB Shares(SM) product and market trends will be considered. The conference agenda is expected to be presented by CB Shares(SM) product specialists, academics, international economists and others. You will bear any expenses (including transportation, compensation and any other out-of-pocket expenses) in connection with the attendance of your representative at such conference.

            (d) Data Support. The official net asset value, indicative net accumulated dividends and indicative price-only net asset value for each CountryBaskets(SM) Series will be made available daily on the Consolidated Tape. In addition, indicative FT/S&P Actuaries World Indices(TM) index values, as well as indicative net asset values, with respect to each Series, will be made available on a real time basis at 30-second intervals on the Consolidated Tape. Real-time or daily updated news and information with respect to CB Shares(SM) (including, subject to the establishment of satisfactory arrangements with third party vendors, spot foreign exchange rates and major market index prices related to the country markets relevant to the Series) will be made available by the Adviser through one or more third-party vendors of on-line market information, including Automated Data Processing,


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Reuters, Dow Jones Telerate and/or Bloomberg, which vendors will distribute such news and information in the form of a separate CountryBaskets(SM) "page". You will also be provided with access to additional market information, including without limitation, 5-year historical data (prior to _______, 1995) on the relevant FT/S&P Actuaries World Indices(TM) country indices, on diskette (or other suitable format) and in printed form; key analytic data (spreads, correlations, historic performance, optimization routines); and, as and when deemed necessary by the Adviser to support trading, arbitrage and brokerage in CB Shares(SM), specific dealer research (such as hedging strategies, options strategies and security-specific correlations), in each case as made available to us or the Fund by the Adviser or another third party (who shall consent to such data being provided to you).

            (e) CB Shares(SM) Loan Pool. In conjunction with the Adviser, we will make arrangements with a major securities dealer to make available for lending exclusively to Specialist Institutions which have executed an agreement in this form (the "Specialist Institutions") and the PFIs a quantity of CB Shares(SM) equal in aggregate market value to not less than $100,000,000, divided among all Series, and available to Specialist Institutions and PFIs on a "first-come, first-served" basis. Such arrangements will remain in effect for a period of not less than six months after the initial issuance and sale of CB Shares(SM) and will be for the sole purpose of settling secondary market transactions entered into by Specialist Institutions and PFIs. Such arrangements are expected to include (i) pre-approved aggregate borrowing limits for each Specialist Institution or PFI; and (ii) lending fees equivalent to _____ basis points below a CB Share(SM) lending Call Rate. The "Call Rate" on any [London] Business Day with respect to all Series will be the arithmetic mean, determined daily by the Adviser, of the lending fee rates offered by three major custodians or broker dealers selected by the Adviser from among State Street Bank and Trust Company, The Bank of New York, The Chase Manhattan Bank, N.A., Merrill Lynch & Co., Goldman, Sachs & Co., Nomura International PLC and Paloma Securities, L.P. for loans of not less than ________ [amount] CB Shares(SM) in a single transaction. You understand also that the availability of such arrangements to you will be subject to your execution of a securities borrowing agreement substantially in the form customarily required by Deutsche Morgan Grenfell/C. J. Lawrence Inc., the authorized securities lending agent for the lender(s).

            (f) Exclusivity. We shall not have agreements in the form hereof with any persons other than twelve (12) PFIs and the other
Specialist Institutions.


            Section 3. No Representations. You and your officers, employees or agents shall not make any representations as authorized by us, the Fund or the Adviser except those contained in the Fund's then current prospectus and statement of additional information or in such sales, marketing or advertising materials as may be


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authorized by us and the Fund in writing, including the materials referred to in Section 2(a) hereof. You understand that neither the Fund nor any Series will be advertised or marketed as an open-end investment company, i.e., as a mutual fund, which offers redeemable securities. Any advertising materials, including the Fund prospectus, will prominently disclose that the CB Shares(SM) are not redeemable units of beneficial interest in the Fund. In addition, any advertising material, including the Fund prospectus, will disclose that the owners of CB Shares(SM) may acquire and tender those shares for redemption to the Fund in Creation Unit aggregations only. You understand further that any advertising or marketing materials relating to the Fund will contain such disclosures and caveats as the Fund or we may deem to be required under any applicable statute or rule, regulation or order of any governmental authority or self-regulatory organization or under the policies of the Fund.


            Section 4. Independent Contractor. For all purposes of this Agreement, you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.


            Section 5. Termination; Amendment. This Agreement will become effective between us on the date a fully executed copy of this Agreement is received by us or our designee. This Agreement is terminable, without penalty, (a) at any time by the Fund with respect to any Series of CB Shares(SM) or (b) by you, in either case upon 90 days' notice in writing to the other party hereto. This Agreement may be amended by execution of an instrument in writing by each of the parties hereto.


            Section 6.  Miscellaneous.

            (a) All notices and other communications to either you or us will be duly given if mailed, telegraphed or transmitted by facsimile or similar telecommunications device at the address shown below.

            (b) This Agreement shall be construed in accordance with the laws of the State of New York.


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            If you agree to be bound by the provisions for this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, c/o ALPS Mutual Funds Services Inc., 370 17th Street, Suite 2700, Denver, Colorado 80202.

                              Very truly yours,

                              ALPS MUTUAL FUNDS SERVICES, INC.


Date:             , 1996

                              By:______________________________
                                    Authorized Officer


                              Accepted and Agreed to:


                              _________________________________
                              [Name of Specialist Institution]


Date:             , 1996

                              By: _____________________________
                                    Authorized Officer


                              Address:    _______________________
                                          _______________________
                                          _______________________

                              Facsimile No.____________________


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                                                                    Annex A


                          Specialist Institutions

                 Specialist Institutions Services Agreement

[DELETE SERIES AS NECESSARY.]


                              CB Shares(SM)
                                  NYSE               CUSIP
Series                           Symbol               No.

Australia Index Series             GXA             22236E10 9

France Index Series                GXF             22236E20 8

Germany Index Series               GXG             22236E30 7

Hong Kong Index Series             GXH             22236E40 6

Italy Index Series                 GXI             22236E50 5

Japan Index Series                 GXJ             22236E60 4

South Africa Index                 GXR             22236E70 3
     Series

UK Index Series                    GXK             22236E80 2

US Index Series                    GXU             22236E88 5